EXHIBIT 5.1

[Letterhead of Sullivan & Cromwell LLP]

November 3, 2026

H2O America,

110 W. Taylor Street,

San Jose, California 95110.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 7,475,000 equity units (the “Securities”) of H2O America, a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Each Security will initially consist of a corporate unit, consisting of (i) a purchase contract issued by the Company (a “Purchase Contract”) to purchase shares of the Company’s common stock, par value $0.001 per share (“Shares”), and (ii) a 1/20 undivided beneficial ownership interest in $1,000 principal amount of the Company’s 5.300% Remarketable Senior Notes due 2031 (the “Notes”).  The Purchase Contracts have been issued pursuant to the Purchase Contract and Pledge Agreement, dated as of November 3, 2026 (the “Purchase Contract and Pledge Agreement”), between the Company and U.S. Bank Trust Company, National Association, as Purchase Contract Agent, Collateral Agent, Custodial Agent and Securities Intermediary (in such capacity, the “Purchase Contract Agent”), and the Notes have been issued pursuant to the Indenture, dated as of November 3, 2026 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of November 3, 2026 (together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as Trustee (in such capacity, the “Trustee”). Upon the basis of such examination, it is our opinion that:

(1)	Each of the Securities, the Purchase Contracts and the Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(2)	When the Shares have been duly issued and paid for upon the settlement of the Purchase Contracts in accordance with the terms thereof and of the Purchase Contract and Pledge Agreement, the Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinions, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities or the issuance of the Purchase Contracts, the Notes or the Shares.

The foregoing opinions are limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Purchase Contract and Pledge Agreement has been duly authorized, executed and delivered by the Purchase Contract Agent, that the Securities and the Notes conform to the specimens thereof examined by us, that the Purchase Contract Agent’s certificates of authentication of the Securities have been manually signed by one of the Purchase Contract Agent’s authorized signatories, that the Trustee’s certificates of authentication of the Notes have been manually signed by one of the Trustee’s authorized officers, that the Shares will be duly recorded by a transfer agent and duly registered by a registrar thereof in the direct registration system of the Company and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated November 3, 2026 and to the reference to us under the heading “Validity of Equity Units” in the Prospectus Supplement, dated October 29, 2026, relating to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP